Hudson Pacific Properties, Inc. Announces First Quarter 2011 Financial Results

Los Angeles, CA, May 10, 2011 - Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced financial results for the first quarter ended March 31, 2011.

Financial Results

Funds From Operations (FFO) for the three months ended March 31, 2011 totaled $8.8 million, or $0.34 per diluted share. These results include the one-time impact of an early lease termination payment received during the quarter from a single-floor tenant at the Company's City Plaza project of approximately $2.7 million, or $0.11 per diluted share. This amount was partially offset by the write-off of the straight-line rent receivable and lease buy-out cost asset associated with this early termination, which resulted in a non-cash impact to FFO of $0.7 million, or $(0.03) per diluted share. Excluding the early lease termination, FFO for the quarter would have been $6.8 million, or $0.26 per diluted share.

The Company reported a net loss attributable to common shareholders of $2.5 million, or $(0.11) per diluted share, for the three months ended March 31, 2011, compared to net income attributable to common shareholders of $0.7 million for the three months ended March 31, 2010.

“We continue to see strong leasing activity and improving fundamentals in most of our markets, especially in San Francisco, where we completed more than 100,000 square feet of new and renewal leases in the first quarter, often at starting rents and with concessions that were better than initially projected,” said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. “We also completed several important financing transactions, including a $92.0 million loan on our media properties and an amendment to our $200.0 million secured credit facility, both of which significantly enhance the availability and cost of capital for us moving forward.”

First Quarter Highlights

•
FFO of $8.8 million (including the early lease termination), or $0.34 per diluted share, up from $5.1 million (excluding expenses associated with acquisitions of operating properties), or $0.21 per diluted share, in the fourth quarter;

•	Improved trailing 12-month occupancy for the media and entertainment portfolio to 73.8%, compared to 66.9% for the trailing 12-month period ended March 31, 2010;

•	Declared and paid quarterly dividend of $0.125 per common share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended March 31, 2011

Total revenue during the quarter increased 244.4% to $34.8 million from $11.0 million for the same quarter a year ago. The increase in total revenue was primarily attributed to a $14.7 million increase in rental revenue to $23.0 million, a $5.6 million increase in tenant recoveries to $6.4 million, a $2.1 million increase in other revenue (including the early lease termination) to $2.2 million, and a $1.4 million increase in other property-related revenue to $3.3 million. The increase in rental revenue from the same quarter a year ago was largely the result of rental revenue from office properties acquired in connection with the Company's initial public offering and during the third and fourth quarters of 2010.

Total operating expenses increased 254.9% to $30.0 million from $8.4 million for the same quarter a year ago. The increase in total operating expenses was primarily the result of a $9.1 million increase in office operating expenses to $10.3 million, a $0.6 million increase in media and entertainment operating expenses to $5.2 million, an $8.6 million increase in depreciation and amortization to $11.4 million, and a $3.1 million increase in general and administrative expenses, with no comparable expense in the prior-year period. The increase in office operating expenses from the first quarter of 2010 was primarily the result of expenses related to office properties acquired in connection with the Company's initial public offering and during the third and fourth quarters of 2010.

Income from operations increased 90.6% to $4.8 million for the first quarter of 2011, compared to income from operations of $2.5 million for the same quarter a year ago.

Interest expense during the first quarter increased 123.0% to $4.6 million, compared to interest expense of $2.1 million for the same quarter a year ago. At March 31, 2011, the Company had $332.2 million of notes payable related to some of its properties, compared to $342.1 million of notes payable at December 31, 2010.

Segment Operating Results For the Three Months Ended March 31, 2011

Office Properties

Total revenue at the Company's office properties increased 638.2% to $25.6 million in the first quarter of 2011 from $3.5 million in the first quarter of 2010. The increase was primarily the result of a $14.5 million increase in rental revenue to $17.5 million, a $5.6 million increase in tenant recoveries to $6.0 million, and a $2.0 million increase in other revenue (including the early lease termination) to $2.1 million, which were largely attributable to contributions from office properties acquired in connection with the Company's initial public offering and during the third and fourth quarters of 2010.

Office property operating expenses increased 757.6% to $10.3 million in the first quarter of 2011 from $1.2 million for the same quarter a year ago.

At March 31, 2011, the Company's office portfolio was 89.5% leased, up from 88.0% leased at December 31, 2010. During the quarter, the Company executed 20 new and renewal leases totaling 130,855 square feet.

Media and Entertainment Properties

Total revenue at the Company's media and entertainment properties increased 22.1% to $9.2 million in the first quarter of 2011 from $7.5 million in the first quarter of 2010. The increase was primarily the result of a $0.2 million increase in rental revenue to $5.5 million, and a $1.4 million increase in other property-related revenue to $3.3 million. Increased revenue was largely attributable to steadily improving occupancy and higher production activity at the media and entertainment properties.

Total media and entertainment expenses increased 14.3% to $5.2 million in the first quarter of 2011, compared to $4.5 million in the same period a year ago, primarily as a result of higher operating expenses associated with improved occupancy and higher production activity at the media and entertainment properties.

As of March 31, 2011, the trailing 12-month occupancy for the Company's media and entertainment portfolio increased to 73.8% from 66.9% for the trailing 12-month period ended March 31, 2010.

Balance Sheet

At March 31, 2011, the Company had total assets of $993.8 million, including cash and cash equivalents of $38.3 million. In addition, at March 31, 2011, the Company had total capacity of approximately $139.8 million on its $200 million secured credit facility, $93.3 million of which remained undrawn.

Financings

On February 11, 2011, the Company closed a five-year term loan totaling $92.0 million with Wells Fargo Bank, N.A. secured by the Company's Sunset Gower and Sunset Bronson media and entertainment campuses. The loan bears interest at a rate equal to one-month LIBOR plus 350 basis points. On March 16, 2011, the Company purchased an interest rate contract to cap one-month LIBOR at 3.715% with respect to $50.0 million of the loan through its maturity on February 11, 2016.

Proceeds from the loan were used to fully refinance a $37.0 million mortgage loan secured by the Company's Sunset

Bronson campus that was scheduled to mature on April 30, 2011. The remaining proceeds were used to partially pay down the Company's $200 million secured credit facility.

On April 5, 2011, the Company completed an amendment to its $200.0 million revolving secured credit facility entered into in June 2010 in connection with the Company’s initial public offering. As a result of the amendment, the facility now bears interest at a rate per annum equal to LIBOR plus 250 basis points to 325 basis points (down from 325 basis points to 400 basis points), depending on the Company’s leverage ratio, and is no longer subject to a LIBOR floor of 1.50%. The facility continues to include an accordion feature that allows the Company to increase the availability by $50.0 million, to $250.0 million, under specified circumstances. The amount available for the Company to borrow under the facility remains subject to the lesser of a percentage of the appraisal value of the Company’s properties that form the borrowing base of the facility and a minimum implied debt service coverage ratio. Through the amendment, the loan-to-value threshold for office properties has been increased to 60.0% (up from 55.0%) and debt service coverage ratio for office properties has been reduced to 1.50x (down from 1.60x). The annual fee charged against the unused portion of the facility has also been reduced to 40 basis points (down from 50 basis points).

Primary Offering

On May 3, 2011, the Company completed the public offering of 7,992,500 shares of common stock (including the exercise of the underwriters' over-allotment option to purchase an additional 1,042,500 shares of the Company's common stock) at a price of $14.62 per share. The Company also completed the private placement of 3,125,000 shares to investment funds affiliated with Farallon Capital Management, L.L.C., at the same price.

Total proceeds from the public offering and the concurrent private placement, after underwriters' discount, were approximately $156.7 million (before transaction costs). Of the total, approximately $96.5 million was from the public offering of common stock, approximately $14.5 million was from the exercise of the over-allotment option and approximately $45.7 million was from the private placement investment.

The Company used approximately $81.0 million of the net proceeds from the offering and the concurrent private placement to repay indebtedness under its secured revolving credit facility. The Company intends to use the remaining proceeds from the offering and concurrent private placement to fund future acquisitions and for general working capital purposes. As a result of the repayment of the outstanding balance on the secured credit facility, the current $139.8 million of borrowing capacity under the facility is entirely available.

Acquisitions

On April 29, 2011, the Company acquired the remaining 49% interest in One and Two Rincon Center, a landmark, 581,000-square-foot office complex in San Francisco's South Financial District, for $38.7 million (before closing costs and prorations).

In conjunction with the acquisition, the Company closed a seven-year, secured, non-recourse loan in the amount of $110.0 million from JPMorgan Chase Bank, National Association. Interest under the new loan is payable monthly at a fixed annual rate of 5.134%. The purpose of the loan was to fully refinance the existing $106.0 million project loan on the property that was scheduled to mature on July 1, 2011. The Company's operating partnership has provided a customary non-recourse carve-out guaranty and environmental indemnity. In addition, the loan agreement includes events of default the Company believes are usual for loans and transactions of this type.

One and Two Rincon Center is comprised of 482,000 square feet of office and 99,000 square feet of retail. The five-story One Rincon Center and six-story Two Rincon Center, built in 1989, are part of the dynamic, mixed-use Rincon Center complex that is bounded by Mission, Howard, Spear and Steuart streets in the South Financial District.

Dividend

The Company's Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the first quarter of 2011. Both dividends were paid on

March 31, 2011, to stockholders of record on March 21, 2011.

Supplemental Information

Supplemental financial information regarding the Company's first quarter 2011 results may be found in the Investor Relations section of the Company's Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will host a conference call at 1:30 p.m. PDT / 4:30 p.m. EDT on Tuesday, May 10, 2011, to discuss results for the first quarter of 2011. To participate in the event by telephone, please dial (877) 941-2068 five to ten minutes prior to the start time (to allow time for registration) and use conference ID 4430623. International callers should dial (480) 629-9712 and use the same conference ID number. A digital replay of the conference call will be available beginning May 10, 2011, at 4:30 p.m. PDT / 7:30 p.m. EDT, through May 17, 2011, at 8:59 p.m. PDT / 11:59 p.m. EDT. To access the replay, dial (877) 870-5176 (U.S.), and use conference ID 4430623. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company's Web site at www.hudsonpacificproperties.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company's website.

Use of Non-GAAP Information

We calculate funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. We use FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company's strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets including Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay. Its wholly owned portfolio includes properties totaling approximately 4.0 million square feet, strategically located in many of the Company's target markets. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes, commencing with the taxable year ended December 31, 2010. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company's control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company's final prospectus dated June 23, 2010, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.
Andrew Blazier
(310) 829-5400
andrewb@addocommunications.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (Unaudited, in thousands, except share data)

	March 31, 2011	December 31, 2010
ASSETS
REAL ESTATE ASSETS
Land	$329,231	$329,231
Building and improvements	477,073	468,711
Tenant improvements	48,096	47,478
Furniture and fixtures	11,431	11,411
Property under development	—	7,904
Total real estate held for investment	865,831	864,735
Accumulated depreciation and amortization	(33,388)	(27,113)
Investment in real estate, net	832,443	837,622
Cash and cash equivalents	38,273	48,875
Restricted cash	9,588	4,121
Accounts receivable, net	5,973	4,478
Straight-line rent receivables	7,579	6,703
Deferred leasing costs and lease intangibles, net	81,295	86,385
Deferred financing costs, net	4,752	3,211
Interest rate contracts	1,020	—
Goodwill	8,754	8,754
Prepaid expenses and other assets	4,148	4,416
TOTAL ASSETS	$993,825	$1,004,565

LIABILITIES AND EQUITY
Notes payable	$332,153	$342,060
Accounts payable and accrued liabilities	15,493	11,507
Below-market leases	20,049	20,983
Security deposits	5,221	5,052
Prepaid rent	11,656	10,559
Redeemable non-controlling interest in consolidated real estate entity	41,117	—
Interest rate contracts	30	71
TOTAL LIABILITIES	425,719	390,232

6.25% Series A cumulative redeemable preferred units of the Operating Partnership	12,475	12,475
Redeemable non-controlling interest in consolidated real estate entity	—	40,328

EQUITY
Hudson Pacific Properties, Inc. stockholders' equity:
Series B cumulative redeemable preferred stock	87,500	87,500
Common stock, $0.01 par value 490,000,000 authorized, 22,451,829 outstanding at March 31, 2011 and 22,436,950 outstanding at December 31, 2010, respectively	225	224
Additional paid-in capital	408,911	411,598
Accumulated other comprehensive income	(119)	6
Accumulated deficit	(5,930)	(3,482)
Total Hudson Pacific Properties, Inc. stockholders' equity	490,587	495,846
Non-controlling unitholders in the Operating Partnership	65,044	65,684
TOTAL EQUITY	555,631	561,530
TOTAL LIABILITIES AND EQUITY	$993,825	$1,004,565

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2011	2010
Revenues
Office
Rental	$17,514	$2,980
Tenant recoveries	6,031	411
Other	2,087	81
Total office revenues	25,632	3,472

Media & entertainment
Rental	5,480	5,286
Tenant recoveries	343	367
Other property-related revenue	3,271	1,851
Other	78	6
Total media & entertainment revenues	9,172	7,510

Total revenues	34,804	10,982

Operating expenses
Office operating expenses	10,274	1,198
Media & entertainment operating expenses	5,179	4,530
General and administrative	3,146	—
Depreciation and amortization	11,361	2,713
Total operating expenses	29,960	8,441

Income from operations	$4,844	$2,541

Other expense (income)
Interest expense	4,642	2,082
Interest income	(8)	(3)
Unrealized (gain) on interest rate contracts	—	(207)
Acquisition-related expenses	—	—
Other expenses	117	—
	$4,751	$1,872

Net income	$93	$669
Less: Net (income) attributable to preferred stock and units	(2,027)	—
Less: Net (income) attributable to restricted shares	(62)	—
Less: Net (income) loss attributable to non-controlling members in consolidated real estate entities	(813)	(3)
Add: Net loss attributable to unitholders in the Operating Partnership	299	—
Net loss attributable to Hudson Pacific Properties, Inc. shareholders’ / controlling members' equity	$(2,510)	$666
Net loss attributable to shareholders’ per share - basic and diluted	$(0.11)	$—
Weighted average shares of common stock outstanding - basic and diluted	21,949,118	—
Dividends declared per common share	$0.125	$—

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

Three Months Ended
March 31, 2011
Reconciliation of net loss to Funds From Operations (FFO):
Net income	$93
Adjustments:
Depreciation and amortization of real estate assets	11,361
Less: Net income attributable to non-controlling members in consolidated real estate entities	(813)
Less: Net income attributable to preferred stock	(1,832)
FFO	$8,809
Specified items impacting FFO:
Master Halco termination revenue	(2,744)
Master Halco non-cash write-off	716
FFO (after specified items)	$6,781

Weighted average common shares/units outstanding - diluted	25,904
FFO per common share/unit - diluted	$0.34
FFO (after specified items) per common share/unit - diluted	$0.26